As filed with the Securities and Exchange Commission on May 11, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
USA Synthetic Fuel Corporation
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	4925	13-3995258
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

312 Walnut Street, Suite 1600
Cincinnati, Ohio 45202
(513) 762-7870
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Dr. Steven C. Vick
President and Chief Executive Officer
312 Walnut Street, Suite 1600
Cincinnati, Ohio 45202
(513) 762-7870
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas D. Roberts, Esq.
Thompson Hine LLP
312 Walnut Street, Suite 1400
Cincinnati, Ohio 45202
(513) 352-6623

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.0001 per share	5,000,000		$20,000,000	$2,326
Total	5,000,000		$20,000,000	$2,326

(1)	Represents shares of our common stock being registered for sale that have been issued or will be issued to the selling stockholders named in this registration statement.
(2)
In accordance with Rule 457(c), the aggregate offering price of the common stock is estimated solely for the purpose of calculating of the registration fees due for this filing. This estimate is based on the average of the high and low prices of our stock reported by OTCQB on May 10, 2011, which was $6.00.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated May 11, 2011

Prospectus

USA Synthetic Fuel Corporation
5,000,000 shares of common stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 5,000,000 shares of common stock subject to the terms of an Investment Agreement with Kodiak Capital Group, LLC, a Delaware limited liability company (“Kodiak”) pursuant to which we have the right to “put” to Kodiak (the “Put”) up to $20 million in shares of our common stock (the “Investment Agreement”). All of the shares, when sold, will be sold by these selling stockholders.

We will not receive any proceeds from the sale of our common stock by the selling stockholders.  However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put. We will bear all costs associated with this registration.

Kodiak is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the sale of our common stock under the Investment Agreement. Kodiak will pay us 70% of the volume−weighted average price of our common stock during five consecutive days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

The selling stockholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling stockholders decide to sell their shares. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. The selling stockholders will pay any underwriting discounts and commissions in connection with their offering of our shares of common stock.

Our common stock is listed on the OTCQB under the symbol “USFC.” The last reported sales price per share of our common stock as reported by the OTC Market on May 10, 2011, was $6.00.

Investing in our securities involves a high degree of risk. See “Risk Factors” in this Prospectus beginning on page 10 for a discussion of information that should be considered in connection with an investment in our securities.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 11, 2011.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND NEITHER THE MAILING OF THIS PROSPECTUS NOR THE SALE OF OUR COMMON STOCK PURSUANT TO THIS OFFERING SHALL CREATE AN IMPLICATION TO THE CONTRARY.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus which are not statements of historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events. Words such as “may,” “might,” “will,” “should,” “could,” “would,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “project,” “potential,” “believe,” “seek,” “estimate” and other words and terms of similar meaning in connection with discussions of future operating or financial performance signify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and estimates, which are subject to risks and uncertainties including those discussed under the heading “Risk Factors” and elsewhere in this prospectus. Accordingly, undue reliance should not be placed on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. We do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the date the statement is made and qualify all of our forward-looking statements by these cautionary statements.

You should understand that various factors, in addition to those discussed elsewhere in this document, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements, including:

•	Our lack of current operating revenues;
•	Our ability to create positive cash flows;
•	Our ability to achieve rapid growth and activity;
•	Our ability to raise capital when needed;
•	Our ability to complete the development and construction of our projects on our planned schedule or within our project budget;
•	Our dependence on third-party service providers and suppliers to avoid delays in our projects;
•	Our risk of construction, technology or equipment related delays and the costs associated with such delays;
•	Our ability to obtain or maintain the regulatory permits, approvals and consents required to commence operations;
•	Our limited history of operations;
•	Our ability to meet the debt service requirements of the financing arrangements required by our development and construction plans;
•	Our ability to obtain feedstock for our projects at acceptable prices;
•	Our ability to implement an effective system for the management of carbon dioxide; and
•	Our ability to sell our end-products at favorable prices or at all due to fluctuations in energy commodity prices.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register with the SEC the shares of our common stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and our common stock, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, the exhibits and schedules filed with it, and the information incorporated by reference herein, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

ii

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•	Our Annual Report on Form 10-K for the year ended December 31, 2010; and
•
The description of the Company’s common stock, par value $0.0001 per share, included under the caption “Description of Capital Stock” in the Company’s Registration Statement on Form 10, initially filed with the SEC on July 29, 2010, including exhibits, and as may be subsequently amended from time to time.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.usasfc.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus except for the documents specifically incorporated by reference as noted above. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

USA Synthetic Fuel Corporation
Attention: Secretary
312 Walnut Street, Suite 1600
Cincinnati, Ohio 45202
Tel. No. (513) 762-7870

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because this section is only a summary, it does not contain all of the information that may be important to you or that you should consider before making an investment decision. Before making an investment decision, you should read this entire prospectus, including the information contained in the section entitled “Risk Factors.” You should read the following summary together with the more detailed information and the consolidated financial statements and the notes thereto included elsewhere in this prospectus. Except as otherwise indicated or required by the context, references in this prospectus to “we,” “us,” “our,” “USA Synthetic Fuel Corporation,” “USASF” or the “Company” refer to the combined businesses of USA Synthetic Fuel Corporation and its subsidiaries.

Our Company

We are an environmentally focused alternative energy company pursuing clean energy solutions based on gasification and other proven Btu conversion technologies.  We are a development stage company and, as of December 31, 2010, had $40 of cash on hand and no inception to date revenues.  We intend to develop, finance, construct, own and operate gasification, synthetic natural gas, and Fischer Tropsch liquid production facilities, to convert lower value, solid hydrocarbons such as coal, petroleum coke and biomass into higher value, environmentally cleaner energy sources.  These solid hydrocarbons are one class of feedstock that may be used in gasification processes in order to produce synthetic gas.  Other classes of feedstock that may be used as feedstock to produce synthetic gas include petroleum liquids, petroleum byproducts, asphaltenes, natural gas and other similar gases.  For the purposes of this registration statement, hereinafter the terms “solid hydrocarbon(s)”, “feedstock(s)”, and “solid hydrocarbon feedstock(s)” are used interchangeably.

For this discussion, the terms “lower value” and “higher value” refer to the approximate market cost of the sources on a barrel of oil equivalent basis, which equals an equivalent energy content basis of 5.8 million British thermal units.  For “lower value” feed sources like coal or petroleum coke, this market cost is in the range of approximately $4.87 - $10.14 per barrel of oil equivalent.  As examples of “higher value” energy sources, natural gas has a current market cost of approximately $24.15 and projected market cost in 2018 of $39.96 per barrel of oil equivalent, and liquid transportation fuels have a market cost of approximately $142.61 per barrel of oil equivalent.  The produced energy sources such as synthetic natural gas and liquid transportation fuels are considered to be “environmentally cleaner” compared with the coal or petroleum coke feed sources because they produce significantly reduced emissions of materials of concern such as sulfur oxides, nitrogen oxides, and particulates when burned compared with coal or petroleum coke.

Sulfur and other contaminants in solid hydrocarbon create emissions when combusted.   The United States Environmental Protection Agency (the “EPA”) has established New Source Performance Standards limits on coal combustion stack emissions of criteria pollutants, including sulfur, particulate and nitrous oxide.  These limits are established with consideration of the age of the technology.  Similarly, there are New Source Performance Standards limits on the combustion of natural gas in stationary combustion turbines.  Also, the EPA is increasingly tightening the limits on automotive emission (diesel fuel, for example has a current sulfur limit of 15 parts per million).  In a catalytic manufacturing process for the manufacture of synthetic natural gas and synthetic liquid transportation fuels (also known as Fischer Tropsch fuels, FT Liquids, etc.), sulfur is an unacceptable poison that is harmful to the catalyst.  Therefore, sulfur must be removed from the synthetic gas feedstock to the synthetic natural gas or synthetic liquid transportation fuel conversion unit to very low, single digit parts per billion levels before the synthetic gas is introduced into that process unit.  Parts per billion is on the order of one thousand times lower than the parts per million allowed by current EPA regulations.  Consequently, it is inherent in the manufacturing process that synthetic fuel products will be “environmentally superior” to conventional fuels and to the conventional combustion of fossil fuels.  We believe this characterization is reasonable.  An example of environmentally superior fuels was provided by Rentech, Inc. in a public presentation to the State of Wyoming, Office of the Governor, on April 14, 2005, entitled “The Economic Viability of an FT Facility Using PRB Coals”, where studies by National Renewable Energy Laboratory and Southwest Research Institute showed that automotive emissions of FT Diesel fuel significantly reduced:  42% less hydrocarbon, 33% less carbon monoxide, 9 percent less NOx, and 28% less particulate matter compared to emissions from conventional petroleum based diesel fuel.  A discussion of the lower emissions profile of a synthetic gas fueled power plant (the Wabash gasification facility) versus a traditional coal derived power plant also is included later in this registration statement.

Based on the knowledge, expertise and operational experience of our technical and management team, as well as our focus on gasification technology as a business, we believe we are an experienced gasification and alternative energy company.  We plan to utilize the knowledge, expertise and operational experience base of its management and technical team in addition to licensing third party technology rights in order to develop its projects in the United States and to market cost-competitive products such as synthetic natural gas, as well as electricity, and possibly hydrogen, diesel, and related products. We will seek to secure profitable off-take agreements and to operate its projects such that its product sales will produce attractive returns and cash flows, thereby creating stockholder value.

USASF has entered into agreements and acquired major project and solid hydrocarbon energy assets to launch its integrated business strategy to control its solid hydrocarbon feed supply and costs, with flexibility in sourcing, to ensure continued low-cost production to satisfy sales commitments and create acceptable margins from its operations.  The Lima Energy Project and the Cleantech Energy Project (both described more fully below) are being developed to produce a total of up to 38.6 million Barrels of Oil Equivalent (“BOE”) of synthetic natural gas annually, or 8.0 million BOE and 30.6 million BOE, respectively, as well as up to 516 megawatt of electric power from the Lima Energy Project.  Our strategy is to be an integral part of United States energy policy aimed at energy independence while, at the same time, providing for the ethical stewardship of the earth and its resources and creating stockholder value.  It is management’s belief that we were among the first in the gasification and energy industries to advocate for carbon capture and storage of carbon dioxide at our facilities.  While we cannot guarantee complete success in our carbon capture and storage plans, to the extent possible, we intend to bring pre-combustion carbon capture and storage technology to our projects in the United States.   Our projects include:

Lima Energy Project:  In 2010, we acquired from Global Energy, Inc. (“GEI”), a related party, all of the outstanding stock of Lima Energy Company, the project company for the Lima Energy Project.  In exchange for Lima Energy stock, we agreed to pay Global Energy $6,439,429.00 which represented the book value of construction-in-progress to date.   GEI has additionally retained a 50% equity interest in Gas 1, the first phase of the Lima Energy Project.  Payment of the consideration for this asset was made with a senior secured note to GEI dated as of June 11, 2010, as amended (the “Note”).  The Note carries a 7% per annum accrued interest, and is payable at the first to occur of (i) $400 million in Lima Energy financing, (ii) an equity offering by us of $75 million or more, or (iii) September 30, 2011.  If we are successful in securing funding through this offering, it is our intention to use some of the proceeds to repay the Note.  In the event we do not secure such financing, we will seek an extension from GEI.  At its option, GEI may agree to an extension or require that Lima Energy ownership revert to GEI.  Because the construction in progress is located on land owned by the City of Lima and will only become available for our use when funding for the project is obtained and certain other conditions are met, the entire investment in the asset has been considered impaired by our management and we recognized an impairment charge of $6,439,429 for the year ended December 31, 2010.  Lima Energy has agreed that it will complete the project site purchase prior to engaging in any further construction activities at the project site.

The Lima Energy Project will be developed in three phases:  Gas 1, Gas 2 and Combined Cycle Gas Turbine, as described in more detail below.  The project costs for these three phases of the Lima Energy Project are expected to be approximately $497.0 million (Gas 1), $1,020 million (Gas 2) and $627.3 million (Combined Cycle Gas turbine), for a total for all three phases of approximately $2.15 billion. The Lima Energy Project was fully permitted, the initial contracts awarded for certain site preparation work, and foundation work began in 2004 and 2005.  The Lima Energy Project received a Permit to Construct from Ohio Environmental Agency (“OEPA”) in March 2002.  The project also received a Certificate of Need and Environmental Compatibility from the Ohio Power Siting Board, an arm of Public Utility Commission of Ohio in May 2002.  The project was issued a Stormwater Construction permit by OEPA in February 2005.  These are the only permits affecting the ability of the project to engage in field construction.  The project was issued a technology license for the gasification process by Gasification Engineering Corporation (“GEC”) in April 2003, which was subsequently novated to ConocoPhillips upon their purchase of the technology in July 2003.  As time and the project scope have evolved, we intend to modify the permits to reflect current regulatory requirements.

Lima Energy began engineering and construction on the facility in early 2004, with design of the rail infrastructure and determination of the location for the solid material handling equipment and facilities.  Field work began in the third quarter 2005 and extended into the fourth quarter 2006.  Initial field construction was the installation of the fuel storage building foundation.  This major structure is pile supported and 100,000 square feet of engineered concrete.  Additionally, demolition of the existing brownfield buildings and foundations was begun.  This site preparation was timed to facilitate ongoing construction of the facility by our design-build team.  The team includes a construction management firm and two engineering firms.  Though field work was suspended in the fourth quarter 2006 pending the availability of further funding, this team remains supportive of the project.  The job trailer remains on site and access to the site is maintained for survey and inspection purposes.  More recently (2009-2010), the area for the Project office and administration building was cleared and graded, in cooperation and coordination with an adjacent City of Lima project.  Additionally, as required by the Project's Power Siting Certificate, the City of Lima, with Lima Energy’s involvement, initiated the development and construction of a railroad grade separation to facilitate flow of the public and public safety vehicles during periods of heavy project-related rail movements.   This improvement is expected to be completed in the third quarter 2011.

We expect to commence commercial operation of Gas 1 within approximately 37 months from the date of Gas 1 project financing and of Combined Cycle Gas Turbine within approximately 24 months from date of that project financing. We believe that successfully financing these two phases will enable us to resume field work on both while facilitating financing for Gas 2.   The Lima Energy Project has been seeking financing for the project since 2006.  The economic downturn commencing in 2007 has provided challenging circumstances for the project financing.  However, management believes that financing for the project should occur in 2011. The development of this project is dependent on our ability to obtain financing.

Cleantech Energy Project:  This project is being developed by our subsidiary, Cleantech Energy Company (“CEC”).  The projected cost for this Cleantech Energy Project is expected to be approximately $2.3 billion.  Financing for this project has not yet been secured.  The Cleantech Energy Project will be located in Wyoming, and we plan to use the energy asset of approximately 1.02 billion Barrels of Oil Equivalent of solid hydrocarbons which CEC entered into an agreement and acquired in June 2010 from Interfuel E&P Ltd, an unrelated party.  Interfuel E&P Ltd. is a private company with stockholders from Europe, North America, and Asia Pacific regions, focused on solid hydrocarbon energy resource transitions worldwide.  Its current focus is in China, U.S., Australia, European, and South American markets. Mr. Graves, our Chairman and CFO, is a 17% stockholder in Interfuel E&P Ltd.  This solid hydrocarbon BOE energy asset is located adjacent to CEC’s proposed Cleantech Energy Project, an ultra clean Btu conversion project that is being designed to produce 30.6 million BOE/yr of pipeline quality SNG and capture and fully utilize the CO2 produced during the SNG manufacture. This solid hydrocarbon asset consists of over 700 million gross tons and over 400 million net tons of Powder River Basin (PRB) coal.  CEC issued 714,041 shares of its no par value preferred stock and assigned an aggregate value of $1.00 for the shares issued.   In future periods when the BOE asset is utilized in the gasification process, CEC will record an expense of $0.70 per BOE with a corresponding increase in our paid in capital.  Once commercial operations have begun, the preferred stock will earn a 5% annual dividend payable on a quarterly basis. Annual redemptions of preferred stock will be dependent on the net income of CEC.  Provided there is net income in a given year, CEC has the option to redeem such amount of preferred shares that is equal to not less than 7% and not more than 10% of net income in that year. Any preferred stock remaining after 20 years from the date of commercial operations may either be redeemed at that time, or, at the option of CEC, may be converted to CEC’s common shares, according to this formula:  for every one percent (1%) of the original estimated value of preferred shares (1,020,058,000 BOE X $.70=$714,040,600) that is remaining at that time, Interfuel will be entitled to one-half of one percent (0.5%) of common shares then issued and outstanding in CEC. Additionally, CEC will pay $70 million to Interfuel upon receipt of financing and start of construction for the proposed Cleantech Energy Project facility and related solid hydrocarbon BOE production.

CEC plans to engage a contract production company to permit, finance, own and operate a facility to extract the solid hydrocarbon and deliver it to CEC.  The third party solid hydrocarbon production operation, once permitted by the State of Wyoming, will essentially be a surface mining operation.  There are three seams of solid hydrocarbon, each overlain by overburden soil of varying depths – ranging from zero to over 100 feet.  The method and sequencing of overburden removal and stockpiling will be developed by the production company and will be described in detail in its application to the State of Wyoming.  While the initial operation of the facility will utilize the shallowest seam of coal, the production plan will seek to avoid or minimize repeated handling of overburden, and to optimize production of all seams in a given area methodically and optimally across the over 8600 acre leasehold. As the facility currently is planned to be located at a suitable location within the leasehold site area, transport of solid hydrocarbon to the facility will most likely be by conveyor, backed up by large capacity truck, as appropriate.  Our current plan calls for feedstock to be delivered into covered structures in accordance with state requirements, for weather protection and to facilitate blending for optimum feedstock composition.

The Cleantech Energy Project is being designed to produce 30.6 million BOE per year of pipeline quality synthetic natural gas and to capture and fully utilize the carbon dioxide produced during the synthetic natural gas manufacture.  Engineering, technology licensing, and permit planning for this facility are progressing as described below and elsewhere in this registration statement.

GEC, a related party, is leading the development effort with respect to technical and project tasks.  The following list of development tasks have been completed, are in draft, or otherwise in progress.

•
A Draft License Agreement between CEC and the confidential gasification technology provider has been drafted between the two parties.  We believe this agreement should be ready to execute upon CEC funding.

•
A Draft Technology Support Agreement between CEC and the confidential gasification technology provider is essentially complete and, we believe, will also be ready to execute as a companion to the license agreement.  This document provides for long-term support during design, construction, commissioning and start-up; with the intent of ensuring successful operations.

•	The confidential gasification technology provider has submitted a technical description of its scope of supply, to facilitate design.

•	GEC has begun discussions with a firm to provide general contracting and steel fabrication services for the Cleantech Energy Project.

•
GEC issued a request for proposal to its permitting consultant, and has received the requested proposal for development of a permit application package for the facility.  The three key elements of this effort are the air permit, the industrial siting permit and water rights.  Preparation of these applications is estimated to require six to nine months.  Normal agency approval and public comment periods are in the range of 9-12 months.  Permitting is therefore approximately a one and one-half year process, following notice to proceed for the consultant.

•
Based on data provided by the confidential gasification technology provider in its scope of supply, GEC has developed a process material balance and solid hydrocarbon feedstock requirement analysis for the complete facility that will support the current quantity design production of Synthetic Natural Gas.

•
GEC has drafted a preliminary Cleantech Energy Development Plan for the facility, to facilitate design and permit preparation activities.  This will be continually refined as project development continues.

•	GEC has prepared a configuration and major equipment analysis to facilitate engineering activities.

•
Based on information provided by the confidential gasification technology provider, GEC has prepared a preliminary capital and operating cost estimate for use in the pro forma economic analysis.  These will be refined as further development occurs.

•
GEC has prepared a manpower plan for the Cleantech Energy facility, including preliminary wage and benefit analysis, and is comparing these to standard US Bureau of Labor Statistics for the Wyoming Region.  These will be refined as project development continues.

•	GEC has begun drafting a training plan, to ensure timely hiring and training of operators prior to commissioning, start up and operation of the facility.

Providing a specific timeline at this time is not feasible until sufficient funding is made available to support the gasification technology provider process design tasks, and for GEC to engage the engineer and permitting consultant to enable development of the permit applications.

Our Corporate Information

We are incorporated in Delaware. Our principal executive offices are located at 312 Walnut Street, Suite 1600, Cincinnati, Ohio, 45202, and our telephone number is (513) 762-7870. Our website address is www.usasfc.com.  The information on, or that may be accessed through, our website is not incorporated by reference into this registration statement and should not be considered a part hereof.

THE OFFERING
About the Offering

This prospectus relates to the sale of up to 5,000,000 shares of our common stock issuable to Kodiak Capital Group, LLC for investment banking services pursuant to an Investment Agreement with us dated as of April 6, 2011 (the “Investment Agreement”).  Pursuant to the Investment Agreement, we have the right to Put to Kodiak up to $20 million in shares of our common stock, at $0.0001 par value per share, based on a pre−determined formula (the “Financing”). Accordingly, this prospectus relates to the sale of up to 5,000,000 shares of our common stock by Kodiak.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 5,000,000 shares pursuant to the exercise of the Put. We currently do not intend to exercise the Put in a manner which would result in our issuance of more than 5,000,000 shares, but if we were to exercise the Put in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission (“SEC”) and that registration statement would have to be declared effective prior to the issuance of any additional shares.

The Investment Agreement provides, in part, that following notice to Kodiak (the “Put Notice”), we may put to Kodiak up to $20 million in shares of our common stock for a purchase price equal to seventy percent (70%) of the volume− weighted average price of our common stock five (5) days immediately following the date of the Put Notice (the “Pricing Period”). Under the Investment Agreement, we may not deliver the Put Notice until after the sale of the common stock has been registered with the SEC. Additionally, provided that the Investment Agreement does not terminate earlier, we have a six (6) month period, beginning on the trading day immediately following the effectiveness of the registration statement, during which it may deliver the Put Notice to Kodiak (the “Open Period”).

All of the shares, when sold, will be sold by Kodiak. Kodiak has indicated that it will resell the shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio. This prospectus covers the sale of our common stock by Kodiak either in the open market at prevailing market prices or to other investors through negotiated transactions. Kodiak’s obligations under the Investment Agreement are not transferrable and this registration statement does not cover sales of our common stock by transferees of Kodiak.

Common stock offered by the
selling stockholder (1)	5,000,000 shares

Common stock to be outstanding
after this offering if maximum
number sold (2)	80,027,361 shares

Use of proceeds
We will not receive any proceeds from the sale of shares of the common stock by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put. Any net proceeds we receive from the selling stockholder through our exercise of the Put will be used for general corporate purposes.

Risk factors
Investing in our common stock involves substantial risk. For a discussion of risks relating to USFC, our business and investment in our common stock, see the section titled “Risk Factors” on page 9 of this prospectus and all other information set forth in this prospectus before investing in our common stock.

OTCQB symbol	“USFC”

_______________________
(1) Based on the number of shares outstanding as of May 10, 2011.

(2) Assumes the maximum number of shares offered hereby are sold.

RISK FACTORS

Investing in shares of our common stock involves a high degree of risk. Before deciding to invest in shares of our common stock, you should carefully consider the following risk factors. The risks described below are the ones we consider material to your decision to invest in our common stock at this time. If any of the following risks occur, our business, financial condition, prospects or results of operations could be materially harmed. Additional unknown risks may also materially harm our business, financial condition, prospects or results of operations. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment in our common stock.

Risks Related to Our Business and Industry

Please see “Item 1A — “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein, for risk factors related to our business and industry.

Risks Related to Ownership of Our Common Stock

Our existing stockholders have substantial control over us after and could limit and influence the outcome of key transactions, including changes of control.

Our current stockholders, if acting together, would be able to control or influence significantly all matters requiring approval by our stockholders, including the election of our directors and the approval of mergers or other significant corporate transactions. The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change of control of us, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of us and may affect the market price of our common stock. This significant concentration of stock ownership may adversely affect the trading price of our common stock due to investor perception that conflicts of interest may exist or arise.

Our common stock has not been widely traded and the price of our common stock may fluctuate substantially.

To date, there has been a limited public market for shares of our common stock.  We can give no assurance that there will be greater liquidity in the trading market for our common stock in the future. If there is limited liquidity in the trading market for our common stock, a sale of a large number of shares of our common stock could adversely affect the market price of our common stock.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. These risks include those described or referred to in this “Risk Factors” section and in the other documents incorporated herein by reference as well as, among other things:

•	our operating and financial performance and prospects;
•	our ability to repay our debt;
•	our access to financial and capital markets to refinance our debt or obtain new debt;
•	investor perceptions of us and the industry and markets in which we operate;
•	our dividend policy;
•	future sales of equity or equity-related securities;
•	changes in earnings estimates or buy/sell recommendations by analysts; and
•	general financial, domestic, economic and other market conditions.

Future sales of our common stock by existing stockholders could cause our stock price to decline.

If our existing stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of common stock could also depress the market price of our common stock. There are 75,027,361 shares of common stock outstanding, of which only 159,100 shares are currently freely tradeable.  The balance of our issued and outstanding common shares is restricted until July 29, 2011, which is one year after the filing date of our registration statement on  Form 10.  Additional restrictions apply to certain key management shareholdings.  We may in the future issue and register additional shares of our common stock that might be freely transferable at the time of such transaction. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

We do not expect to pay dividends in the foreseeable future, and any return on investment may be limited to the value of our common stock.

We do not anticipate paying dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition, opportunities to invest in the growth of our business and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on investment will occur only if our stock price increases.

Our charter documents may discourage or prevent a change of control, even if an acquisition would be beneficial to our stockholders, which could adversely affect our stock price and prevent attempts by our stockholders to replace or remove our current management.

Our current Bylaws contain provisions that could delay or prevent a change of control of us or changes in our Board of Directors that our stockholders might consider favorable and limit the price that certain investors might be willing to pay in the future for our securities. Among other things, these provisions:

•	Authorize the issuance of preferred stock which can be created and issued by the Board of Directors without prior stockholder approval, with rights senior to those of our common stock.
•	Require advance written notice of stockholder proposals and director nominations to be considered at stockholders’ meetings.

These and other provisions in our Certificate of Incorporation and Bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our Board of Directors or initiate actions that are opposed by our then current Board of Directors, including a merger, tender offer or proxy contest involving us. Any delay or prevention of a change of control transaction or changes in our Board of Directors could cause the market price of our common stock to decline.

Existing stockholders could experience substantial dilution upon the future issuance of common stock pursuant to the Equity Line of Credit.

If the terms and conditions of the Investment Agreement are satisfied, and we choose to exercise our put rights to sell 5,000,000 shares of our common stock to Kodiak, our existing stockholders’ ownership will be diluted by such sales. Consequently, the value of your investment may decrease.

The Investment Agreement contemplates the potential future issuance and sale of up to $20,000,000 of our common stock to Kodiak subject to certain restrictions and obligations. The following table is an example of the number of shares that could be issued at various prices assuming we utilize the maximum amount remaining available under the Investment Agreement. This example assumes issuances at a market price of 30% below $1.00 per share.

The following table should be read in conjunction with the footnotes immediately following the table.

Price Per Share(1)	Number of Shares Issuable (2)	Shares Outstanding (3)	Percent Of Outstanding Shares (4)
$ .70	5,000,000	80,027,361	6.24%

(1)(2)
Represents purchase prices equal to 70% of $1.00. Represents the number of shares issuable if the entire remaining commitment under the Investment Agreement were drawn down at the indicated purchase prices.

(3)	Represents the number of outstanding shares assuming 100% of the reserved shares registered to be issued to Kodiak herein being sold.

(4)
Percentage of the total outstanding shares of common stock after the issuance of the shares indicated, without considering any contractual restriction on the number of shares the selling stockholder may own at any point in time or other restrictions on the number of shares we may issue.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholder. However, we will receive proceeds from the sale of our common stock to Kodiak pursuant to the Investment Agreement.  The proceeds from the sale of our common stock to Kodiak will be used for general corporate purposes.  We will pay estimated transaction expenses of approximately $20,000 in connection with this offering.

DIVIDEND POLICY

We do not expect to pay cash dividends in the foreseeable future.  We have never declared or paid cash dividends on shares of our common stock. We expect to retain any future earnings to finance the development and growth of our business.

Our future decisions concerning the payment of dividends on shares of our common stock will depend upon our results of our operations, our financial condition and our development and construction plans, as well as any other factors that our Board of Directors, in its sole discretion, may consider relevant.

MARKET FOR OUR COMMON STOCK

Our common stock was traded on the Pink OTC Markets under the symbol “BGST” until February 23, 2010, at which time the symbol was changed to “USFC”.  The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the Pink OTC and OTCQB Markets.  The quotations reflect inter-dealer prices without retail markups, markdowns, or commissions and may not represent actual transactions.  For current price information, stockholders or other interested individuals are urged to consult publicly available sources.

Period	High	Low

Fiscal 2011
Second Quarter (through May 10, 2011)	$7.00	$4.50
First Quarter	$7.00	$1.90

Fiscal 2010
Fourth Quarter	$3.50	$2.01
Third Quarter	$3.50	$1.50
Second Quarter	$2.25	$1.00
First Quarter	$7.00	$1.75

Fiscal 2009
Fourth Quarter	$2.00	$0.22
Third Quarter	$1.00	$0.06
Second Quarter	$0.30	$0.06
First Quarter	$0.70	$0.30

On May 10, 2011, there were approximately 210 holders of record of our common stock, based on information provided by our transfer agent.

MANAGEMENT

Executive officers and directors

Set forth below are the name, age, and position and a brief account of the business experience of each of our directors and management team, including our executive officers as of   the date of this filing.

Name	Age	Position

Harry H. Graves* (1)	54	Chairman of the Board and Chief Financial Officer
V. Daniel Magarian	50	Director
Steven C. Vick	60	Director, President and Chief Executive Officer
Dwight N. Lockwood (2)	64	Group Vice President
Lynne R. Graves (1)	54	Secretary

*     The term of each current director expires at the next annual meeting of stockholders.  It is expected that each current director will be nominated for a new term, together with such additional nominees as the Board of Directors may propose.

(1)  Mr. Graves and Mrs. Graves are husband and wife.
(2)  Mr. Lockwood is not an executive officer, but he is a significant employee and, therefore, is included herein.

Harry H. Graves— Chairman of the Board and Chief Financial Officer. Mr. Graves began serving as our Chief Financial Officer in July 2010.  He was appointed to our Board of Directors in December 2009, where he continues to serve as Chairman.   Mr. Graves is President and Chief Executive Officer of Global Energy, Inc. and has served in that capacity since the Company’s founding in 1988. Mr. Graves has served on the Steering Committee of the Coalition for the Green Bank, Washington, D.C. Mr. Graves was also the longest standing founding director of the Washington, D.C.-based Gasification Technologies Council, an organization formed to promote a better understanding of the potential role of gasification in the energy industry. Mr. Graves brings to the Company a wealth of knowledge in the gasification business, developed over twenty years with GEI.  Prior to 1988, Mr. Graves worked for Procter & Gamble Company in positions of increasing responsibility in the Boston, New York, Philadelphia and Minneapolis markets from 1978 to 1988, including Central Field Manager and Special Markets Manager at Procter & Gamble Company’s world headquarters in Cincinnati, Ohio. Mr. Graves earned a B.A. in economics from Trinity College in Hartford, Connecticut.

Dr. Steven C. Vick—Director, President and Chief Executive Officer.  Dr. Vick was appointed to our Board of Directors in July, 2010.  Dr. Vick also began serving as President and Chief Executive Officer for the Company in July 2010.  Dr. Vick is committed to the mission of the Company, and his background in technology development as well as gasification facility operations positions him well to help steer the direction of this development stage company.  In addition, he is Chief Technology Officer for Global Energy, a position he has held since March 2006, and has served as the President of Carbon Management Technologies since February 2008. Dr. Vick has served in various capacities with Global Energy and its affiliated companies since August 1995, including General Manager at the Wabash River Gasification Facility, now known as SG Solutions LLC, from September 2003 to February 2006 when it was under Global Energy’s management, and Senior Vice President of Global Environmental, Ltd. from 1995 to 2003.   Before joining Global Energy, Dr. Vick served as the President of Trans-End Technology, a PCB disposal company, from June 1994 until April 1995. From 1977 until June 1994, Dr. Vick worked for Union Carbide Corporation’s chemical and polymers companies and UNISON Transformer Services, Inc., a Union Carbide Corporation subsidiary, in various positions of increasing responsibility, including Director of Research and Technology. Dr. Vick earned a PhD in inorganic chemistry from Massachusetts Institute of Technology.

V. Daniel Magarian—Director.  Mr. Magarian was appointed to our Board of Directors in July 2010.  In 2001, Mr. Magarian led the acquisition of EMI, and since 2001 has served as President and CEO of EMI Network, Inc., a marketing services company for which he has led the turnaround and growth.  Mr. Magarian has over 30 years leadership experience in developing, forming, merging and growing companies in both marketing/printing and transportation sectors.  Mr. Magarian brings his expertise in marketing to the Company as it seeks to position itself prominently in the clean energy economy. Prior to acquiring EMI, he took on a consulting role specializing in workout turnarounds, mergers and acquisitions, assisting companies with re-capitalization and strategic value enhancement.  He has served in management positions at Balmar Printing & Graphics, Professional Transportation Group and PTG Logistics where he was President and Partner, and was Managing Partner for Burke Strategic Partners, PLL prior to the acquisition of EMI Network.

Dwight N. Lockwood—Group Vice President.   Mr. Lockwood began serving as Group Vice President for the Company in July 2010.  He has served in a similar capacity with GEI since June 2006. Since joining Global Energy in 1997, Mr. Lockwood has held the positions of Manager, Regulatory Affairs, Vice President, Regulatory Affairs and Senior Vice President, before becoming Group Vice President. In 2006, Mr. Lockwood was named President of Gasification Engineering Corporation (“GEC”), a Global Energy subsidiary, to lead the technical and project implementation of Global Energy projects.  From June 1995 to June 1998, Mr. Lockwood operated a private environmental and project management consultancy. From 1981 to 1995, Mr. Lockwood held a number of positions with Standard Oil of Ohio (British Petroleum), including project management positions in the development of the Prudhoe Bay, Alaska oil fields and in environmental management at a major oil refinery as well as its corporate oil business unit. While at BP Oil Company, a division of BP America Inc., Mr. Lockwood conducted internal corporate environmental consulting and auditing from 1991 to 1994.  Prior to joining Standard Oil of Ohio (British Petroleum) in 1981, Mr. Lockwood held positions in the pipeline and refining divisions of UNOCAL Corporation in California. Mr. Lockwood is a licensed professional engineer in California, Ohio and Alaska, and holds a Qualified Environmental Professional (“QEP”) certification. Mr. Lockwood served as a pilot in the United States Navy from 1969 to 1973 and earned an MSME from Oregon State University.

Lynne R. Graves— Secretary.  Mrs. Graves has served as Secretary of the Company since its formation.  Mrs. Graves is the spouse of Chairman and Chief Financial Officer Harry H. Graves.  She also serves as Secretary of GEI, a position she has held since 1994. Prior to that time, Mrs. Graves held various underwriting positions in the insurance and reinsurance industries, including at CIGNA Corporation from 1978 to 1979, Insurance Corporation of North America from 1979 to 1980, and E.W. Blanch Co. from 1980 to 1983. From 1983 to 1986 she served as Employee Benefits Consultant for Johnson & Higgins (now Marsh & McLennan Companies) and for Rollins Hudig Hall (now Aon Corporation) from 1990 to 1992.  She has additionally served on the boards of several non-profit community organizations.  Mrs. Graves earned a B.A. in French from Middlebury College.

Board of Directors

Our Board of Directors currently consists of three directors (Mr. Magarian, Mr. Graves, and Dr. Vick), with Mr. Graves serving as its chairman. The Board of Directors has approved an increase in board size to seven members, which we expect to achieve over the next twelve months.   We are not presently required to have independent directors.  If we become a listed issuer whose securities are listed on a national securities exchange or on an automated inter-dealer quotation system of a national securities association, which has independent director requirements, we intend to comply with all applicable requirements relating to director independence

Director Independence

Although we are not presently required to have independent directors , our Board of Directors has determined that the following directors are independent directors: Mr. Magarian. We intend to comply with the rules of a national securities exchange relating to the number of independent directors composing our board when necessary, and we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. We intend to comply with future governance requirements to the extent they become applicable to us.

Board Committees

Our Board of Directors has approved the creation of an audit committee, a compensation committee, and a nominating and governance committee, which at this time are each composed of the entire Board of Directors. Each of these committees has a charter approved and adopted by our Board of Directors and the committee.  While our Board of Directors currently consists of three directors, it has determined that, upon its expansion to seven, all of the individuals who will serve on these standing committees will be independent to the extent required by, or as defined under, the rules approved by the SEC and, in the case of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended.  Until such time as the Board is expanded, the entire Board is fulfilling the functions of such committees.

Audit Committee

Currently, our Board of Directors operates as the audit committee.  Upon the expansion of our board, we expect that at least one of the independent directors will serve as chair of the audit committee and will qualify as an “audit committee financial expert” within the meaning of the regulations of the SEC and national securities exchange rules.   The primary responsibilities of our audit committee include:

•	Appointing, approving the compensation of, and assessing the qualifications and independence of our independent registered public accounting firm, which currently is Killman, Murrell & Company, P.C.
•	Overseeing the work of our independent registered public accounting firm, including the receipt and assessment of reports from that firm.
•	Reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures.
•	Preparing the audit committee report required by SEC rules to be included in our annual proxy statements.
•	Monitoring our internal control over financial reporting and our disclosure controls and procedures.
•	Reviewing our risk management status.
•	Establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns.
•	Meeting independently with our independent registered public accounting firm and management.
•	Monitoring compliance by our senior financial officers with our code of conduct and ethics.

Compensation Committee

Currently, our Board of Directors acts as the Compensation Committee. The independent director serves as the chair of the compensation committee. Upon expansion of the Board of Directors, none of the persons who will be members of our compensation committee will have ever been employed by us. The primary responsibilities of the compensation committee include:

•	Annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer.
•	Determining the compensation of our chief executive officer.
•	Reviewing and approving, or making recommendations to our Board of Directors with respect to, the compensation of our other executive officers.
•	Overseeing an evaluation of our executive officers.
•	Overseeing and administering our cash and equity incentive plans.

Nominating and Governance Committee

Currently our Board of Directors operates as our nominating and governance committee.  The primary responsibilities of the nominating and governance committee include:

•	Identifying individuals qualified to become members of our Board of Directors.
•	Recommending to our Board of Directors the persons to be nominated for election as directors and to each of our board’s committees.
•	Reviewing and making recommendations to our Board of Directors with respect to management succession planning.
•	Developing, updating and recommending to our Board of Directors corporate governance principles and policies.
•	Overseeing the evaluation of our Board of Directors.
•	Reviewing and making recommendations to our Board of Directors with respect to director compensation.

Code of Conduct and Ethics

Our Board of Directors has adopted a code of conduct and ethics.  The code of conduct and ethics establishes the standards of ethical conduct applicable to all of our directors, officers, and employees. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities, and confidentiality requirements. The audit committee of our Board of Directors is responsible for applying and interpreting our code of conduct and ethics in situations where questions are presented to it.  Our Code of Conduct and Ethics policy is available on our website:  www.usasfc.com.

Corporate Governance

We believe that good corporate governance is important to ensure that, as a public company, we will be managed for the long-term benefit of our stockholders. Our Board of Directors has taken steps to implement basic corporate governance provisions and rules. In particular, we have adopted charters for the audit committee, compensation committee and nominating and governance committee, as well as a code of conduct and ethics applicable to all of our directors, officers, and employees.

Election of Directors and Vacancies

Our Bylaws provide that the size of the Board of Directors,  which currently consists of three (3) directors, may be changed from time to time by resolution of the Board of Directors, and that new directors shall be elected to office by the stockholders at the annual meeting. There are no agreements with respect to the election of directors.  Our Bylaws further provide that vacancies on our Board of Directors may be filled by the affirmative vote of a majority of the remaining directors even if such majority is less than a quorum, or by the plurality of votes cast at a meeting of stockholders.  Directors elected to fill vacancies hold office until the expiration of the term of the director they replaced.

RELATED PARTY TRANSACTIONS AND MATERIAL RELATIONSHIPS WITH THE
SELLING STOCKHOLDER

The following is a description of transactions since January 1, 2010, in which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors or executive officers or their immediate family members, beneficial owners of more than 5% of our capital stock or their immediate family members (which we refer to in this prospectus as related parties), had or will have a direct or indirect material interest. At the time of each transaction, our board of directors did not undertake to determine whether or not the transaction was comparable to terms we could have obtained from unaffiliated third parties.

Investment Agreement

On April 6, 2011, we entered into an investment agreement with Kodiak Capital Group, LLC (the “Investment Agreement”). Pursuant to the Investment Agreement, we have the right to Put to Kodiak a number of shares of common stock equal to (i) $5,000,000 or (2) up to 200% of the average daily volume of our common stock multiplied by the average of the three daily closing prices immediately preceding the date that Kodiak receives our Put Notice. Upon receipt of a Put Notice, Kodiak has seven days to purchase the required shares of our common stock.  During this time, we will not be entitled to deliver another Put Notice. Kodiak will purchase the shares from us at a price equal to 70% of the volume weighted average price over five consecutive trading days (the “Pricing Period”) as reported by Bloomberg.  During the Pricing Period, Kodiak is not permitted to enter into any short selling or any other hedging activities or to sell shares issued to them pursuant to the Put Notice.

Under the Investment Agreement Kodiak will only purchase shares when we meet the following conditions:

•	a registration statement has been declared effective and remains effective for the sale of the common stock until the closing of the Financing;
•
at all times during the period beginning on the date of the Put Notice and ending on the date of the closing of the Financing, our common stock has been listed on the OTCQB and has not been suspended from trading thereon for a period of two (2) consecutive trading days during the Open Period;

•	we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;
•	we have complied with its obligations and is otherwise not in breach of or in default under the Investment Agreement, the Registration Rights
•	Agreement or any other agreement executed in connection therewith;
•
no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the common stock; and

•	the issuance of the common stock will not violate any shareholder approval requirements of the market or exchange on which our common stock are principally listed.

The Investment Agreement will terminate when either (i) Kodiak has purchased an aggregate of $20 million of our common stock; or (ii) upon written notice from us to Kodiak.  Similarly, this Investment Agreement, may, at the option of the non−breaching party, terminate if Kodiak or us commit a material breach, or becomes insolvent or enters bankruptcy proceedings.

This Investment Agreement will be suspended if any of the following were to occur, and would remain suspended until such event were to be rectified:
•	our common stock ceases to be registered under the Exchange Act; or
•	the trading of our common stock is suspended by the SEC, the NASD, or its principal market for two consecutive trading days.

Kodiak’s ability to purchase shares of our common stock is capped such that Kodiak may not own more than 9.99% of the number of shares of our common stock outstanding, as determined in accordance with Rule 13d-1(j) of the Securities Exchange Act of 1934, as amended.

Registration Rights Agreement

We entered into a registration rights agreement with Kodiak on April 6, 2011 (the “Registration Rights Agreement”), under which we are obligated to register the shares acquired by Kodiak pursuant to the Investment Agreement.   Pursuant to the Registration Rights Agreement, we must register up to 10 million shares of our common stock for the purposes of satisfying Kodiak’s obligations under the Investment Agreement.  We may terminate the agreement at any time without cost or penalty.

Global Energy Note

On June 11, 2010, we entered into a stock purchase agreement pursuant to which we acquired from GEI  all of the outstanding stock of Lima Energy Company (“Lima Energy”), for $6,439,429.  GEI retained a 50% equity interest in Gas 1, the first phase of the Lima Energy Project.  Payment of the consideration for this asset was made with a senior secured note to Global Energy dated as of June 11, 2010, as amended (the “Note”).  The Note carries a 7% per annum accrued interest, and is payable at the first to occur of (i) $400 million in Lima Energy financing, (ii) an equity offering by us of $75 million or more, or (iii) September 30, 2011.

We intend to use our proceeds under the Investment Agreement to pay off the Note.  If we are unable to pay off the Note, we may request an extension.  At its option, GEI may agree to an extension or require that Lima Energy ownership revert to GEI.

Payment of Expenses

In 2010, we used office space and administrative and professional services provided by GEI.  As of December 31, 2010, GEI had advanced $226,103 to us, which consisted of $147,734 for those expenses as well as $78,369 for third-party expenses that were paid on our behalf.  For the year ended December 31, 2010, GEI also paid expenses on our behalf in the amount of $145,000 for professional services.  This amount is reflected in the accompanying financial statements as additional paid-in-capital.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of May 10, 2011regarding the beneficial ownership of our common stock by (i) each stockholder known by us to own beneficially five percent or more of our outstanding common stock; (ii) each director; (iii) each named executive officer; and (iv) all of our executive officers and directors as a group.

Beneficial ownership is determined under rules issued by the SEC. Under these rules, beneficial ownership of common stock includes (1) any shares as to which the person or entity has sole or shared voting power or investment power and (2) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days of May 10, 2011.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of our common stock, except to the extent authority is shared by spouses under community property laws.

Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of USA Synthetic Fuel Corporation, 312 Walnut Street, Suite 1600, Cincinnati, Ohio 45202.

	Amount and Nature of Shares Beneficially Owned

Name of Beneficial Owner	Number (1)	Percentage

5% Shareholders:

Fifth Third Bank Agent for Lynne R. Graves, Trustee, U/A Trust 3 dated December 1, 2005 (2)	9,000,000	12.00%

Executive Officers and Directors:

Harry H. Graves (3)	33,555,430	44.72%

Steven C. Vick	480,000	*

V. Daniel Magarian	2,255,344	3.01%

Dwight N. Lockwood	441,420	*

Lynne R. Graves (4)	33,555,430	44.72%

All executive officers and directors as a group (5 persons)	36,732,194	48.96%

Total Shares Outstanding as of the date of this filing	75,027,361	100.00%
________________
* Denotes less than 1%.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)
Fifth Third Bank, 38 Fountain Square Plaza, Floor 17, Cincinnati, Oh 45202.  Mrs. Graves resigned as trustee for Trust 3 effective April 1, 2011 and no longer holds voting power with respect to the shares held by Fifth Third Bank Agent The name on the share certificate is in the process of being changed at the time of this filing.

(3)
Includes 4,119,570 shares beneficially owned by Mr. Graves’ spouse and 1,200,000 shares beneficially owned by The Belcaro Group, a stockholder of the Company, which owns 3,000,000 shares of common stock.  Mr. Graves is a partner in The Belcaro Group, holding a 40% share, and has beneficial ownership of his pecuniary interest in such shares.

(4)	Includes 29,435,860 shares beneficially owned by Mrs. Graves’ spouse.

SELLING STOCKHOLDER

The following table sets forth information with respect to the beneficial ownership of our common stock held as of May 10, 2011 by the selling stockholder, the number of shares which may be offered from time to time and information with respect to shares to be beneficially owned by the selling stockholder assuming all the shares registered hereunder are sold.  The selling stockholder may from time to time offer and sell shares of our common stock pursuant to this prospectus or an applicable prospectus supplement. We prepared this table based solely on information provided to us by the selling stockholder, and we have not independently verified such information.

	Shares Beneficially Owned Prior to the Offering		Shares Offered Hereby	Shares Beneficially Owned After the Offering (1)
	Number	Percentage	Number	Number	Percentage

Kodiak Capital Group, LLC	3,500	*%	5,000,000	5,003,500 (2)	6.25%
________________
* Denotes less than 1%.

(1) Based on 75,027,361 shares of common stock outstanding on May 10, 2011.
(2) Kodiak has agreed to purchase up to 5,000,000 shares of our common stock pursuant to the Investment Agreement.

PLAN OF DISTRIBUTION

We are registering 5,000,000 shares of our common stock for possible sale by the selling stockholder. Unless the context otherwise requires, as used in this prospectus, “selling stockholder” means Kodiak Capital Group, LLC and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

The selling stockholder may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	in the over-the-counter market or on any national securities exchange on which our shares are listed or traded, if any;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and sale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through loans or pledges of the securities to a broker-dealer or an affiliate thereof;

•
by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common stock;

•	a combination of any such methods; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholder and, at the time of the determination, may be higher or lower than the market price of our common stock on the OTC Bulletin Board or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholder may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

The selling stockholder and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholder and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The selling stockholder may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the registration rights agreement, we have agreed to indemnify the selling stockholder against certain liabilities related to the sale of the common stock, including certain liabilities arising under the Securities Act. Under the registration rights agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock; however, the selling stockholder will pay any underwriting discounts or commissions relating to the sale of the shares of common stock in any underwritten offering.

The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. Upon our notification by the selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholder;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by the selling stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell more than 500 shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

The selling stockholder is subject to the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholder. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholder.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO
NON-UNITED STATES HOLDERS

The following is a general discussion of the material United States federal income and estate tax considerations applicable to non-United States holders with respect to their ownership and disposition of shares of our common stock purchased in this offering. This discussion is for general information only and is not tax advice. Accordingly, all prospective non-United States holders of our common stock should consult their own tax advisors with respect to the United States federal, state, local and non-United States tax consequences of the purchase, ownership and disposition of our common stock. In general, a non-United States holder means a beneficial owner of our common stock who is not for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation or any other entity or organization taxable as a corporation for United States federal tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia; or

•	an estate, the income of which is included in gross income for United States federal income tax purposes regardless of its source; or

•
a trust if (a) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

This discussion is based on current provisions of the United States Internal Revenue Code of 1986,as amended, existing and proposed United States Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-United States holders described in this prospectus. We assume in this discussion that a non-United States holder holds shares of our common stock as a capital asset (generally, property held for investment).

This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to a particular non-United States holder in light of that non-United States holder’s individual circumstances, nor does it address any aspects of United States state or local or non-United States taxes. This discussion also does not consider any specific tax consequences that may be relevant to a non-United States holder in light of such holder’s particular circumstances and does not address the special tax rules applicable to particular non-United States holders, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes;

•	regulated investment companies or real estate investment trusts;

•	pension plans;

•	individual retirement accounts or other tax-qualified retirement plans;

•	“controlled foreign corporations” or “passive foreign investment companies”;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•	certain United States expatriates.

If a partnership (or other entity or organization treated as a partnership for United States federal income tax purposes) holds shares of our common stock, the United States federal income tax treatment of a partner will depend on the status of the partner and the activities of the partnership. Partners of partnerships that hold shares of our common stock should consult their tax advisers.

There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, an opinion of counsel or ruling from the IRS with respect to the United States federal income or estate tax consequences to a non-United States holder of the purchase, ownership or disposition of our common stock. We urge prospective investors to consult with their own tax advisors regarding the United States federal, state and local and non-United States income and other tax considerations of purchasing, owning and disposing of shares of our common stock.

Distributions of our Common Stock

Any distributions on our common stock paid to non-United States holders of common stock generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-United States holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gain on sale, exchange or other disposition of our common stock.” Dividends paid to a non-United States holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-United States holder within the United States (and, if an applicable income tax treaty so provides, are also attributable to a permanent establishment or a fixed base maintained within the United States by such non-United States holder) are generally exempt from the 30% withholding tax if the non-United States holder satisfies applicable certification and disclosure requirements. However, such United States effectively connected income, net of specified deductions and credits, is taxed at the same graduated United States federal income tax rates applicable to United States persons. Any United States effectively connected income received by a non-United States holder that is a corporation may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty between the United States and such holder’s country of residence.

In order to claim the benefit of a tax treaty or to claim exemption from withholding because dividends paid on our common stock are effectively connected with the conduct of a trade or business in the United States, a non-United States holder must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income, or such successor forms as the IRS designates, prior to the payment of dividends. These forms must be periodically updated. Non-United States holders may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Disposition of our Common Stock

In general, a non-United States holder will not be subject to any United States federal income tax or withholding tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

•
the gain is effectively connected with a United States trade or business (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base maintained within the United States by such non-United States holder), in which case the graduated United States federal income tax rates applicable to United States persons will apply, and, if the non-United States holder is a foreign corporation, the additional branch profits tax described above in “— Distributions on our common stock” may also apply;

•
the non-United States holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-United States holder will be subject to a 30% tax on the net gain derived from the disposition, which may be offset by United States-source capital losses of the non-United States holder, if any; or

•
we are or have been, at any time during the five-year period preceding such disposition (or the non-United States holder’s holding period, if shorter) a “United States real property holding corporation” (USRPHC).

In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. For this purpose, United States real property interests include interests in a mine, well, or other natural deposit.

We believe that we currently are, and expect to be for the foreseeable future, a USRPHC for United States federal income tax purposes as a result of our interests in mineral deposits that qualify as United States real property interests. However, as long as our common stock is “regularly traded on an established securities market,” as defined under applicable Treasury Regulations, a non-United States holder will be taxable on gain recognized on the sale or disposition of our common stock only if the non-United States holder actually or constructively holds more than 5% of our common stock at any time during the five-year period ending on the date of such disposition (or such non-United States holder’s holding period, if shorter). If a non-United States holder were subject to United States federal income tax as a result of our status as a USRPHC, any gain or loss on the disposition of the stock would be taken into account as if it were effectively connected with the conduct by the non-United States holder of a trade or business within the United States. For purposes of these rules, a disposition includes a distribution by us with respect to our common stock in excess of our current and accumulated earnings and profits as described above in “—Distributions on our Common Stock.”

We believe that our common stock should be treated as being regularly traded on an established securities market for purposes of these rules, but there can be no assurance that it will be so treated at all times in the future. If our common stock is not treated as regularly traded on an established securities market, a non-United States holder will be subject to United States federal income tax on a disposition of our common stock, including certain distributions with respect to our common stock that are treated as dispositions as described above, regardless of whether that non-United States holder holds more than 5% of our common stock during the relevant period. In addition, in that event, a purchaser may be required to withhold 10% of the proceeds of the disposition realized by such non-United States holder, and we may be required to withhold 10% of the amount of certain distributions with respect to our common stock that are treated as dispositions as described above.

United States Federal Estate Tax

Shares of our common stock that are owned or treated as owned by an individual non-United States holder at the time of death are considered United States situs assets and will be included in the individual’s gross estate for United States federal estate tax purposes. Such shares, therefore, may be subject to United States federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Backup Withholding and Information Reporting

Under United States Treasury Regulations, we must report annually to the IRS and to each non-United States holder the gross amount of distributions on shares of our common stock paid to such non-United States holder and the tax withheld with respect to those distributions. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable income tax treaty. Pursuant to an applicable tax treaty or agreement, that information may also be made available to the tax authorities in the country in which the non-United States holder resides.

Backup withholding will generally not apply to payments of dividends to a non-United States holder if such holder has provided the required certification that it is not a United States person or certain other requirements are met. Dividends paid to a non-United States holder who fails to certify its status as a non-United States person or otherwise establishes an exemption in accordance with the applicable Treasury Regulations generally will be subject to backup withholding at the applicable rate, currently 28%. Dividends paid to non-United States holders subject to the 30% withholding tax described above in “—Distributions on our common stock,” generally will be exempt from backup withholding.

Payments of the proceeds from a sale or other disposition of shares of our common stock by a non-United States holder through a non-United States office of a non-United States broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner is a non-United States holder and specified conditions are met or an exemption is otherwise established.

Payments of the proceeds from a sale or other disposition of shares of our common stock by a non-United States holder through the United States office of a United States or non-United States broker is generally subject to information reporting and backup withholding unless the non-United States holder certifies under penalties of perjury that it is not a United States person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-United States holder’s United States federal income tax liability if certain required information is timely furnished to the IRS. Non-United States holders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Thompson Hine LLP, Cincinnati, Ohio.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the report of Killman, Murrell & Company P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation includes an indemnification provision that provides that we shall indemnify directors against monetary damages payable to the Company or any of its stockholders by reason of a breach of the director’s fiduciary except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders or (ii) for acts or omissions not in good faith or which involve intentional misconduct of (iii) for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The certificate of incorporation does not specifically indemnify the officers or directors or controlling persons against liability under the Securities Act.

The Securities and Exchange Commission’s position on indemnification of officers, directors and control persons under the Securities Act by the Company is as follows:

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE SMALL BUSINESS ISSUER PURSUANT TO THE RULES OF THE COMMISSION, OR OTHERWISE, THE SMALL BUSINESS ISSUER HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

USA SYNTHETIC FUEL CORPORATION	Page

Report of Independent Registered Public Accounting Firm Killman, Murrell & Company, P.C.	F-2
Consolidated Balance Sheet as of December 31, 2009 and December 31, 2010	F-3
Consolidated Statement of Operations for the Period
November 30, 2009 (Inception) to December 31, 2009, for the year ended
December 31, 2010 and for the period November 30, 2009 (Inception) to
December 31, 2009
F-4
Consolidated Statement of Stockholders’ Equity for the Period November 30, 2009 (Inception) to December 31, 2009, for the year ended December 31, 2010	F-5
Consolidated Statement of Cash Flows for the Period November 30, 2009 (Inception)
to December 31, 2009, for the year ended December 31, 2010 and for the period
November 30, 2009 (Inception) to December 31, 2009
F-6
Notes to Consolidated Financial Statements	F-7

Killman, Murrell & Company P.C.

Certified Public Accountants
3300 N. A Street, Bldg. 4, Suite 200	1931 E. 37th Street, Suite 7	2626 Royal Circle
Midland, Texas 79705	Odessa, Texas 79762	Kingwood, Texas 77339
(432) 686-9381	(432) 363-0067	(281) 359-7224
Fax (432) 684-6722	Fax (432) 363-0376	Fax (281) 359-7112

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
USA Synthetic Fuel Corporation
(A Development Stage Company)
Cincinnati, Ohio  45202

We have audited the accompanying consolidated balance sheets of USA Synthetic Fuel Corporation (a Development Stage Company) (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, total equity (deficit), and cash flows for the year ended December 31, 2010, for the period November 30, 2009 (inception) to December 31, 2009 and for the period November 30, 2009 (inception) to December 31, 2010. USA Synthetic Fuel Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of USA Synthetic Fuel Corporation (a Development Stage Company) as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the year ended December 31, 2010, for the period November 30, 2009 (inception) to December 31, 2009 and for the period November 30, 2009 (inception) to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has a working capital deficit, a deficit accumulated during the development stage and has incurred significant losses since inception which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3 to the consolidated financial statements. The 2010 and 2009 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Killman, Murrell & Company, P.C.
Killman, Murrell & Company, P.C.
Odessa, Texas
April 19, 2011

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company)
Consolidated Balance Sheets

Assets
	December 31, 2009	December 31, 2010

Current Assets
Cash	$100	$40

Property, Plant & Equipment
Lima Energy CIP	─	6,439,429
Impairment Reserve (footnote7)	─	(6,439,429)
Property, Plant & Equipment, Net		0
Other Assets
BOE Energy (footnote 7)	─	1
Total Other Assets		1

Total Assets	$100	$41

Liabilities
Current Liabilities
Accounts Payable	$ ─	$116,991
Advances from Related Party	─	226,103
Accrued Expenses	─	53,345
Accrued Interest, Related Party	─	252,990
Payroll Liabilities	─	732,114
Notes Payable, Related Party	─	6,439,429
Total Current Liabilities	−	7,820,972

Equity USA Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value, 9,925,153 shares authorized, none issued or outstanding	−	─
Series A super voting preferred stock, $0.0001 par value, 2 shares authorized, none issued and outstanding	−	─
Series B preferred stock, $0.0001 par value, 74,845 shares authorized, none issued or outstanding	−	─
Common stock, $0.0001par value, 300,000,000 shares authorized 75,000,000 shares issued and outstanding	7,500	7,500
Additional paid-in-capital	(3,792)	311,257
Deficit accumulated during the development stage	(3,608)	(8,139,689)

Total USA Stockholders’ Equity (Deficit)	100	(7,820,932)
Non-controlling interest	─	1
Total Equity (Deficit)	100	(7,820,931)
Total Liabilities and Equity (Deficit)	$100	$41

The accompanying notes are an integral part of these consolidated financial statements

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company)
Consolidated Statements of Operations

	From		Cumulative Total
	November 30,		November 30,
	2009 (Inception) to	Year Ended	2009 (Inception) to
	December 31, 2009	December 31, 2010	December 31, 2010

Operating Expenses
General and Administrative Expenses	$3,608	$1,443,662	$1,447,270
Impairment Expense	−	6,439,429	6,439,429
Net (loss) from Operation before Taxes	(3,608)	(7,883,091)	(7,886,699)

Interest Expense		(252,990)	(252,990)
Provision for Income Taxes	−	−	−
Net (loss)	$(3,608)	$(8,136,081)	$(8,139,689)

Net Loss Per Common Share – Basic and Diluted	$0.00	$(0.11)

Weighted Average Number of Common Shares Outstanding	75,000,000	75,000,000

The accompanying notes are an integral part of these consolidated financial statements

USA SYNTHETIC FUEL CORPORATION

 (A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the Period November 30, 2009 (Inception) to December 31, 2009 and For the Year Ended December 31, 2010

	Series A Preferred Stock			Series B Preferred Stock			Common Stock		Additional Paid-in	Retained		Deficit Accumulated During Development
	Shares	Par Value		Shares	Par Value		Shares	Par Value	Capital	Deficit		Stage	Total

Balance November 30, 2009 prior to Restructure in anticipation of Subsidiary Acquisition on December 4, 2009	2	$	−	-	$	−	159,100	$16	$47,849,914		$(47,849,930)	$ −	$	−

Exchange Series A Super Voting Preferred Stock for Series B Preferred Stock	(2)		-	2,095		-	-	-	-		-	-		-

Shareholder Contribution	-		-	-		-	-	-	3,608		-	-		3,608
Acquisition of Subsidiary Recognized as Reverse Merger	-		-	72,750		7	-	-	(47,849,837)		47,849,930	-		100

Conversion of Preferred Stock	-		-	(74,845)		(7)	74,840,900	7,484	(7,477)
Net Loss												(3,608)		(3,608)
Balance December 31, 2009	−	$	−	−	$	−	75,000,000	$7,500	$(3,792)	$	−	$(3,608)		$100

Employee Stock Compensation			−			−	−	−	170,049		−	−		170,049

Shareholder Contribution	−		−	−		−	−	−	145,000			−		145,000

Net Loss												(8,136,081)		(8,136,081)

Balance December 31, 2010	−	$	−	−	$	−	75,000,000	$7,500	$311,257	$	−	$(8,139,689)		$(7,820,932)

The accompanying notes are an integral part of these consolidated financial statements

USA SYNTHETIC FUEL CORPORATION

(A Development Stage Company)
Consolidated Statements of Cash Flows

	From
	Inception on
	November 30,			Cumulative Total
	2009			November 30,
	To	Year Ended		2009 (Inception) to
	December 31, 2009	December 31, 2010		December 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(3,608)		$(8,136,081)	$(8,139,689)
Adjustment to reconcile net loss to net cash used in operating activities:
Employee Stock Compensation	−		170,049	170,049
Expenses contributed by shareholder	3,608		145,000	148,608
Impairment Expense	−		6,439,429	6,439,429
Change in operating liabilities:
Accounts payable	−		116,991	116,991
Accrued Expenses	−		53,345	53,345
Payroll liabilities	−		732,114	732,114
Accrued Interest	−		252,990	252,990
Net Cash provided (used) in operating activities	−		(226,163)	(226,163)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	100		−	100
Advances from shareholder	−		226,103	226,103
Net cash provided by financing activities	100		226,103	226,203

Net increase (decrease) in cash	100		(60)	40

Cash at beginning of the period	−		100	−

Cash at end of period	$100		$40	$40

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Interest paid	$ −	$	−	$ −
Income taxes paid	$ −	$	−	$ −

NON CASH INVESTING AND FINANCING ACTIVIITES

Lima Property	$	−		$(6,439,429)		$(6,439,429)
Note Payable		−		6,439,429		6,439,429
Other Asset		−		(1)		(1)
Non-Controlling Interest		−		1		1
	$	−	$	−	$	−

The accompanying notes are an integral part of these consolidated financial statements

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

Note 1 – Organization and Business Operations

USA Synthetic Fuel Corporation (“USASF” or the “Company”), together with its subsidiaries, is an environmentally focused alternative energy company pursuing clean energy solutions based on gasification and other proven Btu conversion technologies.  We intend to develop, finance, construct, own and operate gasification, synthetic natural gas, and Fischer Tropsch liquid production facilities, to convert lower value, solid hydrocarbons such as coal, petroleum coke and biomass into higher value, environmentally cleaner energy sources.  These solid hydrocarbons are one class of feedstock that may be used in gasification processes in order to produce synthetic gas.  Other classes of feedstock that may be used as feedstock to produce synthetic gas include petroleum liquids, petroleum byproducts, asphaltenes, natural gas and other similar gases.

The major activities in 2010 focused on obtaining assets that will be used in the future operations of the Company.  Specifically, the Company acquired Lima Energy Company, the project company for the Lima Energy Project, an Ultra Clean Btu Conversion project under development and initial construction in Lima, Ohio.  The Lima Energy Project is permitted for construction with 100,000 sq. ft. of engineered concrete already in place.  This Project is designed to convert solid hydrocarbons (petcoke, for example) in a closed system into low cost, clean energy products, such as synthetic natural gas (SNG), electricity, and hydrogen.  The Project consists of 3 phases which are: 1) GAS 1, designed to produce 14 billion cubic feet per year (BCF/yr) of SNG; GAS 2, designed to produce 33 BCF/yr of SNG; and 3) CCGT designed to have a capacity of 516 megawatts (MW).  In addition, the Project will capture 100% of the CO2 produced during the SNG manufacture, which the Company has a contract to sell to a third party for full utilization in enhanced oil recovery and carbon capture and storage.

Also in 2010, the Company acquired 1.02 Billion BOE in solid hydrocarbon energy.  This solid hydrocarbon BOE energy asset is located adjacent to the Company’s proposed Cleantech Energy Project, an Ultra Clean Btu Conversion project that is being designed to produce 30.6 million BOE/yr of pipeline quality SNG and capture and fully utilize the CO2 produced during the SNG manufacture. This solid hydrocarbon asset consists of over 700 million gross tons and over 400 million net tons of Powder River Basin (PRB) coal.

Both acquisitions were funded through a combination of debt and equity, as more fully disclosed in Note 7.  Additionally, G&A expenses in 2010 were financed mostly through an increase in liabilities.  The Company expects to satisfy these liabilities in 2011 with the capital it raises as more fully described in Note 9.

Development Stage Enterprise

The Company is a development stage company and will continue to be considered as such until it has its own significant operations and revenues.  The Company does not currently have any revenue and expects to continue to incur substantial additional operating losses from costs related to continuation of project development and administrative activities. The date of inception of the Company is November 30, 2009.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

Basis of presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Cleantech Corporation, Lima Energy Company, and Cleantech Energy Company, and have been prepared in accordance with generally accepted accounting principles in the United States.  All intercompany transactions and account balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Although management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, actual results could differ significantly from the estimates under different assumptions and conditions.

NOTE 2 - SUMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents for purposes of preparing its Statement of Cash Flows.

Fair Value of Financial Instruments

Management estimates that the carrying value of financial instruments reported in the financial statements approximates their fair values.

Federal Income Tax

Income taxes are accounted for under the assets and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Net Loss per Share

Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

Recently Issued Accounting Pronouncements

The FASB established the FASB Accounting Standards Codification (“Codification”) as the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements issued for interim and annual periods ending after September 15, 2009. The codification has changed the manner in which U.S. GAAP guidance is referenced, but did not have an impact on our financial position, results of operations or cash flows.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, “Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements.” This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Accounting Standards Codification (“ASC”) 820. ASU 2010-06 amends ASC 820 to now require: (1) a reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and (2) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements. In addition, ASU 2010-06 clarifies the requirements of existing disclosures. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The Company will comply with the additional disclosures required by this guidance upon its adoption in January 2010.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis of accounting which contemplates continuity of operations, realization of assets, liabilities, and commitments in the normal course of business. As of December 31, 2010, the Company has a working capital deficit, a deficit accumulated during the development stage and has incurred significant losses since inception. Further losses are anticipated in the development stage raising substantial doubt as to the Company’s ability to continue as a going concern. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company plans to acquire sufficient capital from its investors with which to pursue its business plan as more fully disclosed in Note 9. There can be no assurance that the future operations will be significant and profitable, or that the Company will have sufficient resources to meet its objectives.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

Note 4 - COMMON STOCK

The Company is the successor company to Big Star Entertainment, Inc. (“BGST”), following a reverse merger undertaken pursuant to an Exchange Agreement dated as of December 4, 2009 between Cleantech Corporation (originally known as USA Synthetic Fuel Corporation) and BGST.  Under the Exchange Agreement, all of the outstanding shares of Cleantech common stock (100 shares), which were owned by Global Energy, Inc. (“GEI”), were exchanged for 97% (72,750,000 shares) of the newly authorized and issued common shares of USASF, after giving effect to certain surrenders, conversions and a reverse split of the then outstanding shares of BGST common stock.  The remaining 3% (2,250,000 shares) of the Company’s authorized and issued common stock consisted of 2,090,900 newly issued shares, which were owned by the former holder of BGST’s Series A  Super Voting preferred shares, and 159,100 of registered shares, which were owned by BGST common shareholders immediately prior to the reverse merger, and which constitute the “public float”.

The total number of shares of stock the Company is authorized to issue is 310,000,000, consisting of two classes:

•	300,000,000 shares of common stock, $0.0001 par value

•	10,000,000 shares of preferred stock, $0.0001 par value

The Company’s Board of Directors is authorized to designate the rights and privileges of each series of preferred stock issued.  The following designated series of preferred have been authorized but no shares are issued as of December 31, 2010:

Series A Super Voting Preferred stock (“Series A”)

•	Authorized number of shares is two (2) (none issued).

•	Number of authorized shares may not be increased or decreased without written consent of the holders of the Series A.

•	Shares not entitled to receive dividends.

•	Each share of the Series A shall entitle the holder to vote those numbers of common shares equivalent to the authorized common shares of the Company (300,000,000 at December 31, 2009).

•	Each share of Series A shall be redeemable at any time by the Company for $110,000.

•	The Series A Super Voting Preferred stock was exchanged for 2,095 shares of Series B stock at December 31, 2009.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

Series B Preferred Stock

•	Authorized number of shares is seventy four thousand eight hundred and forty five (74,845)

•
Each share of Series B shall be convertible into one thousand (1,000) shares of common stock and entitles the holder thereof to vote those number of common shares at any time based on the conversion ratio.

•	Upon any liquidation dissolution or winding up of the Company, the holders of the Series B, will be treated as a common stockholder.

•	The Series B stock was converted into shares of common stock on January 29, 2010. There are no outstanding shares of Series B stock.

The Exchange Agreement included a provision that the owners of the Series A Super Voting preferred stock could not be diluted in their ownership percentage by transactions related to future asset acquisitions from Global Energy, Inc.  This provision terminated on September 24, 2010 when the company’s Form 10 became effective.

Stock Rights

In 2010, the Company employed four (4) individuals whereby a portion of their salary expense would be accrued and payable in the Company’s common stock. As of December 31, 2010, the amount of the unpaid salaries is convertible into approximately 20,308 shares of common stock which had an aggregate value of $170,049.

Cleantech Energy Company Preferred Stock

The Company’s wholly owned subsidiary, Cleantech Energy Company, issued 714,041 shares of no par preferred stock to the owner of the solid hydrocarbons to be used in the gasification process.

NOTE 5 – INCOME TAXES

The Company uses the liability method in accounting for income taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The potential benefit of net operating loss carry forwards has not been recognized in the accompanying financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years.

The Company is subject to federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

	Year Ended	Period November 30, 2009 to
	December 31,	December 31,
	2010	2009
Net Loss	$8,136,081	$3,608
Income tax rate	35%	35%
Income tax benefit	2,847,628	1,263
Permanent differences	(110,267)	-
Valuation allowance change	(2,737,361)	(1,263)

Deferred income tax (benefit)	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes

Future income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of future income tax assets and liabilities at December 31 are as follows:

	December 31,
	2010	2009

Net operating loss carryforwards	$484,824	$1,263
Asset impairment	2,253,800	—
Total deferred tax assets	2,738,624	1,263
Valuation allowance	(2,738,624)	(1,263)
Net deferred tax assets	—	—

Deferred income tax (liability)	$—	$—

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

The Company has recognized a valuation allowance for the deferred tax assets for which it is more likely than not that the realization will not occur. The valuation allowance is reviewed periodically. When circumstance change and this causes a change in management's judgment about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

The net operating loss carryforwards for income tax purposes are approximately $1,385,000 and will begin to expire in 2029.

Pursuant to Section 382 of the Internal Revenue Code, use of the Company’s net operating loss carryforwards may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three year period. Ownership changes could impact the Company’s ability to utilize net operating losses and credit carryforwards remaining at the ownership change date.

NOTE 6 – GUARANTEES AND INDEMNIFICATIONS

As permitted under Delaware law and in accordance with our Bylaws, we indemnify our officers and directors for certain events or occurrences while the officer or director is or was serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum amount of potential future indemnification is unlimited; however, we plan to have a director and officer insurance policy that will limit our exposure and may enable us to recover a portion of any future amounts paid. We believe the fair value of these indemnification agreements is minimal. Accordingly, we have not recorded any liabilities for these agreements as of December 31, 2010.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

NOTE 7- ASSET ACQUISITIONS

In June 2010, the Company entered into an agreement and acquired from Global Energy, Inc., a related party, all of the outstanding stock of Lima Energy Company.  Lima Energy Company is the project company for the Lima Energy Project, an Ultra Clean Btu Conversion project under development and initial construction in Lima, Ohio.  The Lima Energy Project is permitted for construction with 100,000 sq. ft. of engineered concrete already in place.  This Project is designed to convert solid hydrocarbons (petcoke, for example) in a closed system into low cost, clean energy products, such as synthetic natural gas (SNG), electricity, and hydrogen.  The Project consists of 3 phases which are: 1) GAS 1, designed to produce 14 billion cubic feet per year (BCF/yr) of SNG: GAS 2, designed to produce 33 BCF/yr of SNG, and ; 3) CCGT designed to have a capacity of 516 megawatts (MW).  In addition, the Project will capture 100% of the CO2 produced during the SNG manufacture, which the Company has a contract to sell to a third party for full utilization in enhanced oil recovery and carbon capture and storage.  In exchange for Lima Energy stock, the Company has agreed to pay Global Energy $6,439,429 which represents the book value of construction-in-progress to date, and Global Energy has retained a 50% equity interest in Gas 1, the first phase of the Lima Energy Project.  The construction in progress is located on land owned by the City of Lima and will only become available for use by the Company when funding for the project is obtained and certain other conditions are met; therefore the entire investment in the asset is considered impaired by the Company’s management. The Company has recognized an impairment charge of $6,439,429.  Payment of this consideration was made with a senior secured note to Global Energy with 7% per annum accrued interest, which  is payable at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or March 31, 2011.  On March 15, 2011, the parties executed an amendment to the note, extending the payment date to September 30, 2011.

In June 2010, Cleantech Energy Company, wholly-owned subsidiary, entered into an agreement and acquired approximately 1.02 billion BOE (Barrels of Oil Equivalent) from Interfuel E&P Ltd. This solid hydrocarbon BOE energy asset is located adjacent to Cleantech Energy’s proposed Cleantech Energy Project, an Ultra Clean Btu Conversion project that is being designed to produce 30.6 million BOE/yr of pipeline quality SNG and capture and fully utilize the CO2 produced during the SNG manufacture. This solid hydrocarbon asset consists of over 700 million gross tons and over 400 million net tons of Powder River Basin (PRB) coal.  Cleantech issued 714,041 shares of its no par value preferred stock and assigned an aggregate value of $1.00 for the shares issued.   In future periods when the BOE asset is utilized in the gasification process, Cleantech will record an expense of $0.70 per BOE with a corresponding increase in the Company’s paid in capital.  Once commercial operations have begun, the preferred stock will earn a 5% annual dividend payable on a quarterly basis. Annual redemptions of preferred stock will be dependent on the net income of Cleantech.  Provided there is net income in a given year, Cleantech has the option to redeem such amount of preferred shares that is equal to not less than 7% and not more than 10% of net income in that year. Any preferred stock remaining after 20 years from the date of commercial operations may either be redeemed at that time, or, at the option of Cleantech Energy, may be converted to common shares, according to this formula:  for every one percent (1%) of the original estimated value of preferred shares (1,020,058,000 BOE X $.70=$714,040,600) that is remaining at that time, Interfuel will be entitled to one-half of one percent (0.5%) of common shares then issued and outstanding. Additionally, Cleantech Energy will pay $70 million to Interfuel upon receipt of financing and start of construction for the proposed Cleantech Energy Project facility and related solid hydrocarbon BOE production.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

NOTE 8 – RELATED PARTY TRANSACTIONS

In 2010, the Company used office space and administrative and professional services provided by a related party and shareholder of the company, Global Energy, Inc.  As of December 31, 2010, Global Energy advanced $226,103 to the Company, which consisted of $147,734 for those expenses as well as $78,369 for third-party expenses that were paid on behalf of the Company.

Additional Paid-In-Capital

For the periods ended December 31, 2009 and December 31, 2010, a related party and shareholder of the Company, Global Energy, Inc., paid expenses or performed services on behalf of the Company valued at $3,608 and $145,000, respectively.  The amounts are reflected in the accompanying financial statements as additional paid-in-capital.

Note Payable

As part of the Lima Energy Company acquisition (see note 7), the Company issued a senior secured note to Global Energy, Inc, a related party, for $6,439,429, with 7% per annum accrued interest, which is payable at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or March 31, 2011. The due date of the note has been extended to September 30, 2011 on the same terms.   The Company has recorded an expense for this interest for 2010 in the amount of $252,990.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

NOTE 9 –SUBSEQUENT EVENTS

The Company has focused its efforts to-date in 2011 on obtaining large amounts of capital to fund its project development activity.  In early January 2011, it entered into an agreement with Socius Capital Group for a commitment of up to $10 million in equity capital once the Company has moved to the NASDAQ exchange, which is a goal of the Company.

In January 2011, the Company’s subsidiary, Lima Energy Company, entered into a Placement Agreement with RBC Capital Markets, LLC (“RBC”) for up to $600,000,000 in Taxable Economic Development Revenue Bonds, Series 2011 to be issued by the Ohio Air Quality Development Authority (OAQDA).  This OAQDA Bond funding will be used by Lima Energy to complete construction of Lima Energy GAS 1 which is a cleantech facility being designed to deliver low cost synthetic natural gas (SNG) to Procter & Gamble under a long term contract and other customers.

On February 14, 2011, the Company signed an engagement letter with an unrelated third party to secure a convertible note facility for Lima Energy Company in the amount of $30M, which will be used to advance project milestones for Lima Energy and provide other working capital for the Lima Energy project as it moves forward.

In April 2011, the Company signed an agreement with Kodiak Capital Group, LLC ("Kodiak"), a New York-based institutional investor, under which Kodiak has committed to invest up to $20 million in the Company over a 6-month period, subject to certain conditions, at the Company's discretion. The Company expects to file a registration statement with the U.S. Securities and Exchange Commission covering the sale of any shares that may be issued to Kodiak under the agreement.  Once the registration statement is effective, Kodiak is obligated to purchase shares of the Company's common stock from time to time at the Company's discretion. Kodiak’s commitment provides the company with the flexibility to obtain capital in increments of up to $5,000,000 over a six month period as growth capital is needed. The facility sets the purchase price at 70% of the volume weighted average price over five consecutive trading days as reported by Bloomberg. The Company expects to fully utilize the $20 million in order to accelerate project milestones and fund corporate growth. The Company can terminate the agreement at any time without cost or penalty.

Prospectus

USA Synthetic Fuel Corporation

5,000,000 shares of common stock

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

Amount of SEC registration fee	$2,326
Accounting fees and expenses	4,000
Legal fees and expenses	10,000
Printing fees and expenses	4,000

Total	$20,326

Item 14.   Indemnification of Directors and Officers.

USASF is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Section 145(b) of the DGCL provides that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.

Article VII of USASF’s restated certificate of incorporation provides that no director of USASF shall be personally liable to USASF or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law. Article VI of USASF’s bylaws provide for indemnification of the officers and directors of USASF to the fullest extent permitted by the DGCL.

The foregoing is only a general summary of certain aspects of Delaware law and the registrant’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DGCL and of the registrant’s restated certificate of incorporation and bylaws.

Item 15.   Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of our common stock issued, and stock options granted, by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares or equity awards and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

On April 27, 2011, the Company issued 11,111 shares of common stock to AGS Capital Group, LLC in consideration for legal and documentation services in the amount of $50,000.

On March 29, 2011, the Company issued 6,250 shares of common stock to Glenn G. Wattley in consideration for consulting services rendered in the amount of $43,750.

On March 18, 2011, the Company issued 3,500 shares of common stock to Kodiak Capital Group LLC in consideration for the preparation of the Kodiak Capital Group LLLC investment agreement and registration rights agreement.

On March 18, 2011, the Company issued 5,000 shares of common stock to Cynthia Craft in consideration for legal services in connection for the preparation of the Kodiak Capital Group LLC investment agreement and registration rights agreement.

On March 18, 2011, the Company issued 1,500 shares of common stock to Feargal Gleeson in consideration for legal services in connection with the preparation of the Kodiak Capital Group LLC investment agreement and registration rights agreement.

On December 31, 2009, the Company issued 72,750,000 shares of common stock to Global Energy, Inc.  in exchange for the BGST Series B Preferred Stock as outlined in the Exchange Agreement and detailed more fully elsewhere in this registration statement.  The Series B Preferred Stock issued on December 4, 2009 was concurrently surrendered and cancelled.  Due to the nature of the exchange transaction, there was no consideration received.

On December 31, 2009 the Company issued 2,090,900 shares of common stock to Pegasus Funds, LLC in exchange for the 2,095 shares of BGST Series B Preferred Stock as outlined in the Exchange Agreement.  The Series B Preferred Stock issued on December 4, 2009 was concurrently surrendered and cancelled.  Due to the nature of the exchange transaction, there was no consideration received.

On December 4, 2009, the Company issued 72,750 shares of BGST Series B Preferred Stock to Global Energy, Inc. as part of the Exchange of Shares as outlined in the Exchange Agreement dated December 4, 2009.  Due to the nature of the exchange transaction, there was no consideration received.

On December 4, 2009, the Company issued 2,095 shares of BGST Series B Preferred Stock to Pegasus Funds LLC in exchange for 2 shares of BGST Series A Super Voting Preferred Stock issued on August 25, 2008, which were concurrently surrendered and cancelled.  Due to the nature of the exchange transaction, there was no consideration received.

On August 25, 2008, the Company issued 2 shares of BGST Series A Super Voting Preferred Stock to Pegasus Funds LLC as consideration for services to reactivate the Company and for payment of expenses on behalf of the Company.  In 2008 and 2009, expenses, which were administrative in nature, were $1,319 and $15,672, respectively.
The Company believes that the issuances of the above restricted shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder.  The transactions were issuances either for services performed or in settlement of debt incurred, or in exchange for other securities.  With respect to the transactions listed above, no general solicitation was made either by us or by any person acting on our behalf.  The transactions were all privately negotiated, and none involved any kind of public solicitation.  No underwriters were involved in connection with the sales of securities referred to in this Item.   The securities sold are subject to transfer restrictions, and the certificates for the shares contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

We believe that the issuances of the above restricted shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder.  The transactions were issuances either for services performed or in settlement of debt incurred, or in exchange for other securities.  With respect to the transactions listed above, no general solicitation was made either by us or by any person acting on our behalf.  The transactions were all privately negotiated, and none involved any kind of public solicitation.  No underwriters were involved in connection with the sales of securities referred to in this Item.   The securities sold are subject to transfer restrictions, and the certificates for the shares contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

Item 16.   Exhibits and Financial Statement Schedules.

(a)  The Exhibit Index attached hereto is incorporated herein by reference.

Item 17.   Undertakings.

Pursuant to Rule 415 under the Securities Act of 1933 (as amended and updated from time to time):

a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

e) The undersigned hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio on May [__], 2011.

USA Synthetic Fuel Corporation

By:	/S/Dr. Steven C. Vick
Name:	Dr. Steven C. Vick
Title:	President and Chief Executive Officer and Director
By:	/S/ Harry H. Graves
Name:	Harry H. Graves
Title:	Chief Financial Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of USA Synthetic Fuel Corporation whose signature appears below constitutes and appoints Steven C. Vick, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the date indicated below:

Signature	Title	Date

/s/ Dr. Steven C. Vick	President and Chief Executive Officer and Director

/s/ Harry H. Graves	Chief Financial Officer and Director

EXHIBIT INDEX
Exhibit Number	Description

2.1*	Exchange Agreement, dated December 4, 2009 By and among BigStar Entertainment, Inc., USA Synthetic Fuel Corporation, Shareholder of USASF, and Pegasus Funds LLC

2.2**
Letter dated July 21, 2010 clarifying expiration of obligation to issue additional shares pursuant to the terms of the Exchange Agreement, dated December 4, 2009 by and among BigStar Entertainment, Inc., USA Synthetic Fuel Corporation, Shareholder of USASF, and Pegasus Funds LLC.

3.1*	Restated Certificate of Incorporation of USA Synthetic Fuel Corporation

3.2*	Bylaws of USA Synthetic Fuel Corporation

4.1*	Specimen certificate for shares of common stock

5.1+++	Opinion of Thompson Hine LLP (to be filed via amendment to this Registration Statement)

10.1**	License Agreement between GEC and Lima Energy

10.2*	Revision to License Agreement between GEC, Lima Energy, and ConocoPhillips, July 30, 2003

10.3*	EPC Agreement Lima Energy Co and Gasification Engineering Corp.

10.4*	Reserved by Company

10.5*	Amended and Restated SNG Purchase and Sale Agreement- August 13, 2007

10.5a*	First Amendment, effective as of January 1, 2008, P&G Restated SNG Agreement

10.5b*	Second Amendment, effective as of June 1, 2008, P&G Restated SNG Agreement

10.5c*	Third Amendment, effective as of July 2008, P&G Restated SNG Agreement

10.5d*	Fourh Amendment, effective as of October 30, 2008, P&G Restated SNG Agreement

10.5e*	Fifth Amendment, effective as of January 1, 2009, P&G Restated SNG Agreement

10.5f*	Sixth Amendment, effective as of April 1, 2009, P&G Restated SNG Agreement

10.5g*	Seventh Amendment, effective as of July 1, 2009, P&G Restated SNG Agreement

10.5h*	Eighth Amendment, effective as of October 1, 2009, P&G Restated SNG Agreement

10.5i*	Ninth Amendment, effective as of April 1, 2010, P&G Restated SNG Agreement

10.5j*	Letter Amendment Definition of Facility, effective October 28, 2008, P&G Restated SNG Agreement

10.5k**	Tenth Amendment, effective as of October XX, 2010, P&G Restated SNG Agreement

10.6*	Form of Indemnification Agreement entered into by and between USA Synthetic Fuel Corporation and each of its directors, executive officers, and key consultants

10.7**	Carbon Dioxide Sales Agreement, dated March 17, 2008, by and between Lima Energy Company and Cambridge Resources, LLC.

10.8*	Stock Purchase Agreement Among USA Synthetic Fuel Corporation, Global Energy, Inc., and Lima Energy Company, June 11, 2010

10.9*	Senior Secured Note by USA Synthetic Fuel Corporation to the order of Global Energy, Inc., June 11, 2010

10.10*	Energy Contract: Barrel of Oil Equivalent (BOE) Purchase & Sale Agreement between Cleantech Energy Company and Interfuel E&P Ltd., June 18, 2010

10.11**	Strategic Alliance Agreement, dated December 21, 2006, between Global Energy, Inc. and Oxbow Carbon & Minerals LLC

10.12**	Draft – Real Estate Acquisition and Development Agreement by and between The City of Lima, Ohio and Lima Energy Company, Dated as of July 1, 2010 – Draft version subject to change

10.13+	First Amendment to Senior Secured Note by USA Synthetic Fuel Corporation to the order of Global Energy, Inc., dated March 15, 2011

10.14+	Investment Agreement between Kodiak Capital Group, LLC and USA Synthetic Fuel Corporation, dated April 6, 2011

10.15+	Registration Rights Agreement between Kodiak Capital Group, LLC and USA Synthetic Fuel Corporation, dated April 6, 2011

21.1*	Subsidiaries of USA Synthetic Fuel Corporation

23.1++	Consent of Independent Registered Public Accounting Firm – Killman, Murrell & Company, P.C.

*	Incorporated by reference from Registrant’s Registration Statement on Form 10 filed on July 29, 2010

**	Incorporated by reference from Registrant’s Registration Statement on Amendment No. 1 to Form 10 filed on October 21, 2010

+	Incorporated by reference from Registrant’s Annual Report On Form 10-K filed on April 19, 2011

++	Filed Herewith

+++	To be filed via Amendment to this Registration Statement